Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)
Registration Statement (Form S-8 No. 333-285344) pertaining to the 2024 Equity Incentive Plan of OneStream, Inc., and
(2)
Registration Statement (Form S-8 No. 333-280992) pertaining to the 2024 Equity Incentive Plan, 2024 Employee Stock Purchase Plan, and 2019 Common Unit Option Plan of OneStream, Inc.;

of our reports dated February 26, 2026, with respect to the consolidated financial statements of OneStream, Inc. and the effectiveness of internal control over financial reporting of OneStream, Inc. included in this Annual Report (Form 10-K) of OneStream, Inc. for the year ended December 31, 2025.

/s/ Ernst & Young LLP

Detroit, Michigan

February 26, 2026